Exhibit 4.1

LADDER CAPITAL CORP

PURCHASE RIGHT

THIS PURCHASE RIGHT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS PURCHASE RIGHT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THIS PURCHASE RIGHT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS PURCHASE RIGHT MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OR OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, SUCH PURCHASE RIGHT AND THE SECURITIES ISSUABLE UPON EXERCISE OF SUCH PURCHASE RIGHT MAY ONLY BE TRANSFERRED IF THE ISSUER AND, IF APPLICABLE, THE TRANSFER AGENT FOR SUCH PURCHASE RIGHT AND THE SECURITIES ISSUABLE UPON EXERCISE OF SUCH PURCHASE RIGHT HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.

THIS PURCHASE RIGHT AGREEMENT, dated as of April 30, 2020 (this “Purchase Right”), is by and between (a) Ladder Capital Corp, a Delaware corporation (the “Corporation”), and (b) Beaverhead Capital, LLC (the “Holder”). The Corporation and the Holder are sometimes referred to herein collectively as the “Parties” or individually as a “Party.”

R E C I T A L S

WHEREAS, substantially concurrently with the execution and delivery of this Purchase Right, the Parties, or affiliates thereof, will enter into a Loan and Security Agreement pursuant to which an affiliate of the Corporation will borrow up to $206,350,000 from the Holder or an affiliate thereof on the terms set forth therein (the “Loan Agreement”);

WHEREAS, in connection with the closing of the transactions contemplated by the Loan Agreement, the Corporation has agreed to issue to the Holder a right to purchase, in one or more transactions, up to an aggregate of 4,000,000 shares of the Corporation’s Class A common stock, par value $0.001 per share, on the terms set forth herein; and

WHEREAS, this Purchase Right is intended to set forth the terms and conditions of the right to purchase such shares.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1

Definitions and References

Section 1.01       Definitions. As used herein, the following terms have the respective meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Purchase Right Shares in respect of which this Purchase Right is then being exercised pursuant to Section 2.02, multiplied by (b) the then-current Exercise Price.

“Board” means the board of directors of the Corporation.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are authorized or required to close in the City of New York, New York.

“Class A Common Shares” means the shares of Class A Common Stock, par value $0.001 per share, of the Corporation.

“Corporation” has the meaning set forth in the preamble.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interests.

“Exercise Certificate” has the meaning assigned to such term in Section 3.01(a).

“Exercise Date” means, for any given exercise of this Purchase Right, the earliest date that is a Business Day on which the conditions to such exercise as set forth in Section 3.01 shall have been satisfied at or prior to 5:00 p.m., New York City time.

“Exercise Period” means the period beginning on the Issue Date and ending at the Expiration Time.

“Exercise Price” means $8.00 per Class A Common Share, as may be adjusted pursuant to Article 4 hereof.

“Expiration Time” means 5:00 p.m., New York City time, on December 31, 2020.

“Fair Market Value” means, as of any particular date: (a) if the Class A Common Shares are listed on a domestic securities exchange as of such date, the VWAP Price for such date on all domestic securities exchanges on which the Class A Common Shares may at the time be listed; (b) if the Class A Common Shares are not listed on a domestic securities exchange but are quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association as of such date, (i) the VWAP Price for such date on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association or (ii) if there have been no sales of the Class A Common Shares on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for Class A Common Shares quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of the day; or (c) if the Class A Common Shares are not listed on a domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association as of such date, the fair market value of one Class A Common Share as determined in good faith by the Board.

“Fundamental Transaction” means, whether through one transaction or a series of related transactions, any (a) recapitalization of the Corporation, (b) reclassification of the stock of the Corporation (other than (i) a change in par value, from par value to no par value, from no par value to par value or (ii) as a result of a stock dividend or subdivision, split up or combination of shares to which Section 4.01 applies), (c) consolidation or merger of the Corporation with and into another Person or of another Person with and into the Corporation (whether or not the Corporation is the surviving corporation of such consolidation or merger), (d) sale or lease of all or substantially all of the Corporation’s assets (on a consolidated basis) or capital stock to another Person or (e) other similar transaction, in each case, that entitles the holders of Class A Common Shares to receive (either directly or upon subsequent liquidation) stock, securities or assets (including cash) with respect to or in exchange for Class A Common Shares.

“Holder” has the meaning set forth in the preamble.

“Holder Parties” means (i) the Holder’s Affiliates, (ii) employee benefit plans sponsored by the Holder or any of its Affiliates (or a master trust holding the assets of such benefit plans), (iii) any family office that is an Affiliate of Koch Industries, Inc. or any of its shareholders and/or any investment fund or vehicle advised by, or managed by, any such family office, (iv) any trust, foundation, partnership, or entity created by or for Charles G. Koch and/or David H. Koch and/or any of their respective family members, (v) any entity 80% of whose voting equity interests is owned by one or more of such trusts, foundations, partnership, or entities, and/or (vi) any other Person that invests money for or on behalf of any of the foregoing.

“Issue Date” means April 30, 2020.

“Loan Agreement” has the meaning set forth in the recitals.

“Lock-Up Period” has the meaning assigned to such term in Section 6.02(b).

“NYSE” means New York Stock Exchange.

“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

“Parties” has the meaning set forth in the preamble.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

“Pink OTC Markets” means the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink.

“Purchase Right” has the meaning set forth in the preamble.

“Purchase Right Register” has the meaning assigned to such term in Section 6.05.

“Purchase Right Shares” has the meaning assigned to such term in Section 2.01.

“Securities” has the meaning assigned to such term in Section 5.01.

“Securities Act” means the Securities Act of 1933, as amended.

“Standstill Period” has the meaning assigned to such term in Section 6.03.

“Successor Affiliate” has the meaning assigned to such term in Section 6.02(a).

“Transfer” has the meaning assigned to such term in Section 6.02(a).

“Transfer Agent” means the entity designated by the Corporation to act as transfer agent for the Class A Common Shares.

“VWAP Price” means, as of a particular date, the volume-weighted average trading price, as adjusted for splits, combinations and other similar transactions, of a Class A Common Share for the consecutive period of ten Business Days ending two Business Days prior to such date, except that if the Class A Common Shares are listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading.

Section 1.02       Rules of Construction. Unless the context otherwise requires or except as otherwise expressly provided:

(a)         “herein,” “hereto” or “hereof” and other words of similar import refer to this Purchase Right as a whole and not to any particular Section, Article or other subdivision;

(b)         the word “including” is not limiting and means “including without limitation”;

(c)         definitions will be equally applicable to both the singular and plural forms of the terms defined;

(d)         all references to Sections or Articles or Exhibits refer to Sections or Articles or Exhibits of or to this Purchase Right unless otherwise indicated;

(e)         all exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Purchase Right as if set forth in full herein, and any capitalized terms used in any exhibit but not otherwise defined therein will have the meaning as defined in this Purchase Right;

(f)          all references to a Party include such Party’s successors and permitted assigns;

(g)         any reference to “$” or “dollars” means United States dollars; and

(h)         references to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations, as amended from time to time (or to successor statutes and regulations).

Article 2
Issuance, Exercise and Expiration of purchase right

Section 2.01       Issuance of Purchase Right. Subject to the terms and conditions hereof, this Purchase Right shall represent the right to purchase from the Corporation up to an aggregate of 4,000,000 Class A Common Shares, as may be adjusted from time to time pursuant to Article 4 hereof (the “Purchase Right Shares”).

Section 2.02       Exercise of Purchase Right. Subject to the terms and conditions hereof, and pursuant to the procedures set forth in Section 3.01, the Holder may exercise such right to purchase with respect to all or any part of this Purchase Right Shares at any time or from time to time on any Business Day during the Exercise Period.

Section 2.03       Expiration of Purchase Right. The right to purchase the Purchase Right Shares pursuant to this Purchase Right shall terminate and become void as of the Expiration Time.

Article 3
Exercise Procedure

Section 3.01       Conditions to Exercise. The Holder may exercise this Purchase Right during the Exercise Period upon (and only upon):

(a)               execution and delivery of an Exercise Certificate in the form attached hereto as Exhibit A (each, an “Exercise Certificate”), duly completed (including specifying the number of Purchase Right Shares to be purchased in connection with such exercise);

(b)               payment to the Corporation of the Aggregate Exercise Price for such exercise in accordance with Section 3.02; and

(c)               to the extent any withholding tax on the exercise of a Purchase Right is required, the Holder shall (i) make a wire transfer in immediately available funds to the Corporation in an amount sufficient to satisfy any such withholding tax or (ii) establish to the satisfaction of the Corporation that such withholding tax has been paid.

Section 3.02       Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made to the Corporation by wire transfer of immediately available funds to an account designated in writing by the Corporation, in the amount of such Aggregate Exercise Price.

Section 3.03      Delivery of Purchase Right Shares. As promptly as reasonably practicable on or after the Exercise Date, and in any event within three Business Days thereafter, the Corporation shall cause the Transfer Agent to issue book-entry interests representing the number of Purchase Right Shares exercised on such Exercise Date to the account designated by the Holder in the applicable Exercise Certificate.

Section 3.04       Fractional Shares. The Corporation shall not be required to issue a fractional Purchase Right Share upon exercise of any Purchase Right. As to any fraction of a Purchase Right Share that the Holder would otherwise be entitled to receive upon such exercise, the Corporation shall pay to the Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction of a Purchase Right Share multiplied by (ii) the Fair Market Value of one Purchase Right Share on the Exercise Date.

Section 3.05       Purchase Right Register. Unless this Purchase Right shall have been fully exercised, the Corporation shall, at the time of delivery of the Purchase Right Shares being issued in accordance with this Article 3, provide by notation in the Purchase Right Register the number, if any, of Purchase Right Shares that remain subject to purchase by the Holder upon exercise.

Section 3.06       Valid Issuance of Purchase Right and Purchase Right Shares. With respect to the execution and delivery of this Purchase Right and each exercise of this Purchase Right, the Corporation hereby represents, warrants, covenants and agrees:

(a)         The Corporation is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b)        The Corporation has the corporate power and authority to execute and deliver this Purchase Right and to perform its obligations hereunder. The Corporation has taken all corporate actions or proceedings required to be taken by or on the part of the Corporation to authorize and permit the execution and delivery by the Corporation of this Purchase Right and the performance by the Corporation of its obligations hereunder and the consummation by the Corporation of the transactions contemplated hereby. This Purchase Right has been duly executed and delivered by the Corporation, and assuming the due authorization, execution and delivery by the Holder, constitutes the legal, valid and binding obligation of the Corporation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)         The execution and delivery by the Corporation of this Purchase Right, the performance by the Corporation of its obligations hereunder and the consummation by the Corporation of the transactions contemplated hereby will not violate (i) any provision of law, statute, rule or regulation applicable to the Corporation, (ii) the certificate of incorporation or bylaws of the Corporation, (iii) any applicable order of any court or any rule, regulation or order of any governmental authority applicable to the Corporation or (iv) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Corporation is a party or by which its property is or may be bound, except, in each case, for any such violation that would not impair in any material way the Corporation's ability to perform its obligations under this Purchase Right.

(d)         Assuming the accuracy of the Holder’s representations and warranties set forth in Article 5, the issuance of this Purchase Right (and the issuance of the Purchase Right Shares upon exercise of this Purchase Right) is exempt from the registration requirements of the Securities Act and all other applicable state blue sky or other securities laws, statutes, rules or regulations.

(e)         None of the Corporation, its Affiliates or any Person acting on any of their behalf (other than the Holder and its Affiliates), directly or indirectly, has offered, sold or solicited any offer to buy and will not, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the issuance of this Purchase Right. None of the Corporation, its Affiliates or any Person acting on any of their behalf (other than Holder and its Affiliates) has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) promulgated under the Securities Act) in connection with the issuance of this Purchase Right.

(f)          This Purchase Right has been duly authorized and is validly issued.

(g)         Each Purchase Right Share issuable upon the exercise of this Purchase Right pursuant to the terms hereof shall be, upon issuance, validly issued, fully paid and non-assessable, and free from preemptive or similar rights and free from all taxes, liens and charges with respect thereto (other than liens and charges arising solely from the actions and circumstances of the Holder).

(h)         The Corporation will at all times during the Exercise Period maintain authorized and reserved for issuance solely for the purpose of effecting the exercise of this Purchase Right, such number of Class A Common Shares as are then and from time to time subject to issuance upon the exercise in whole of this Purchase Right, which shares have not been subscribed for or otherwise committed or issued.

(i)          The Corporation shall take all such action as many be necessary to ensure the par value per Purchase Right Share will at all times during the Exercise Period be less than or equal to the applicable Exercise Price.

(j)          The Corporation shall take all such actions as may be necessary to ensure that all Purchase Right Shares are issued without violation by the Corporation of its certificate of incorporation, bylaws or any other constituent document and of any applicable law, statute, rule or regulation or any requirements of any securities exchange upon which the Class A Common Shares or other securities constituting Purchase Right Shares may be listed at the time of such exercise (except for official notice of issuance which will be promptly delivered by the Corporation upon each such issuance).

(k)         The Corporation shall use commercially reasonable efforts to cause the Purchase Right Shares, promptly upon such exercise, to be listed on the NYSE or any domestic securities exchange upon which Class A Common Shares are listed at the time of such exercise.

(l)          The Corporation shall pay all expenses in connection with, and all taxes (other than United States federal, state or local income taxes) and other governmental charges that may be imposed with respect to, the issuance or delivery of Purchase Right Shares upon exercise of this Purchase Right.

Article 4
Adjustment to Number of purchase right Shares

Section 4.01       Adjustment to Number of Purchase Right Shares. If the Corporation, at any time after the Issue Date but prior to the Expiration Time (or, if earlier, the exercise in full of this Purchase Right), (a) makes or declares a dividend or other distribution (in part or in full) on its outstanding Class A Common Shares payable in Equity Interests of the Corporation, (b) subdivides (by any split, recapitalization or otherwise) its outstanding Class A Common Shares into a greater number of Class A Common Shares, or (c) combines (by combination, reverse split or otherwise) its outstanding Class A Common Shares into a smaller number of Class A Common Shares, then the remaining number of Purchase Right Shares issuable upon the exercise of this Purchase Right immediately prior to any such dividend, distribution, subdivision or combination shall be proportionately adjusted so the Holder will thereafter receive upon exercise in full of this Purchase Right the aggregate number and kind of shares of Equity Interests of the Corporation that the Holder would have owned immediately following such action if this Purchase Right had been exercised in full immediately before the record date for such action. Any adjustment under this Section 4.01 shall become effective at the close of business on the record date of the dividend, distribution, subdivision or combination (or, if no record date is set (whether by action of the Corporation, through statute or otherwise), the date the dividend, distribution, subdivision or combination becomes effective). If any such event is announced or declared and the Purchase Right Shares are adjusted pursuant to this Section 4.01 but such event does not occur, the Purchase Right Shares shall be readjusted, effective as of the date the Board announces that such event shall not occur, to the number of Purchase Right Shares that would then be in effect if such event had not been declared. Whenever the number of Purchase Right Shares subject to this Purchase Right is adjusted pursuant to this Section 4.01, the Corporation shall provide the notice required by Section 6.01.

Section 4.02       Dissolution, Liquidation or Winding Up. If the Corporation, at any time after the Issue Date but prior to the Expiration Time (or, if earlier, the exercise in full of this Purchase Right), commences a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then (a) the Holder of this Purchase Right shall receive the kind and number of other securities or assets which the Holder would have been entitled to receive if the Holder had exercised in full this Purchase Right and acquired the applicable number of Purchase Right Shares then issuable hereunder as a result of such exercise immediately prior to the time of such dissolution, liquidation or winding up, and (b) the right to exercise this Purchase Right shall terminate on the date on which the holders of record of Class A Common Shares shall be entitled to exchange their Class A Common Shares for securities or assets deliverable upon such dissolution, liquidation or winding up.

Section 4.03       Fundamental Transactions. If the Corporation, at any time after the Issue Date but prior to the Expiration Time (or, if earlier, the exercise in full of this Purchase Right), effects any Fundamental Transaction, then upon consummation of such Fundamental Transaction, this Purchase Right shall automatically become exercisable for the kind and amount of securities, cash or other assets which the Holder of this Purchase Right would have owned immediately after such Fundamental Transaction if the Holder had exercised in full this Purchase Right immediately before the effective date of such Fundamental Transaction, assuming that the Holder failed to exercise its rights of election, if any, as to the kind or amount of securities, cash or other assets receivable upon the consummation of such Fundamental Transaction. With respect to any Fundamental Transaction that the Corporation has not publicly announced at least 15 days prior to the consummation of such Fundamental Transaction, (a) the Corporation will deliver to the Holder written notice of such Fundamental Transaction at least 15 days prior to the consummation of such Fundamental Transaction (which written notice will be treated as confidential by the Holder), and (b) the Holder agrees not to exercise this Purchase Right (or any portion thereof) during the two Business Days immediately preceding the consummation of such Fundamental Transaction. Concurrently with the consummation of any Fundamental Transaction, the Person formed by or surviving the Fundamental Transaction (if other than the Corporation), or if such Fundamental Transaction is a transfer of lease, the Person to which such transfer or lease shall have been made, shall, and the Corporation shall direct such Person to, enter into a supplemental agreement so providing and further providing for adjustments that shall be as nearly equivalent as may be practical to the adjustments provided for in this Article 4. If this Section 4.03 applies to a transaction, Section 4.01 shall not apply.

Section 4.04       Exercise Price in the Event of an Adjustment in Number of Purchase Right Shares. Upon any adjustment of the number of Purchase Right Shares subject to this Purchase Right pursuant to this Article 4, the Exercise Price per Purchase Right Share subject to issuance upon exercise of this Purchase Right shall be adjusted concurrently thereto to equal the product of (a) $8.00 (or if the Exercise Price has been previously adjusted, then as such adjusted Exercise Price) times (b) a fraction, of which the numerator is the total number of Purchase Right Shares subject to issuance upon the exercise of this Purchase Right before giving effect to the adjustment, and the denominator is the total number of Purchase Right Shares subject to issuance upon the exercise of this Purchase Rights as so adjusted.

Article 5
Representations of Holder

Section 5.01       Investment Intent. The Holder is acquiring this Purchase Right and the Class A Common Shares underlying this Purchase Right (collectively, the “Securities”), solely for its beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Securities in violation of applicable securities laws.

Section 5.02       Unregistered Securities. The Holder understands that the Securities have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof, the availability of which depend in part upon the bona fide nature of its investment intent and upon the accuracy of its representations made herein.

Section 5.03       Reliance. The Holder understands that the Corporation is relying in part upon the representations and agreements of the Holder contained herein for the purpose of determining whether the offer, sale and issuance of the Securities meet the requirements for such exemptions described in Section 5.02.

Section 5.04       Accredited Investor. The Holder is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

Section 5.05       Sophisticated Investor. The Holder has such knowledge, skill and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of an investment in the Securities, including experience in and knowledge of the industry in which the Corporation operates.

Section 5.06       Restricted Securities. The Holder understands that the Securities will be “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the U.S. Securities and Exchange Commission provide in substance that it may dispose of the Securities only pursuant to an effective registration statement under the Securities Act or an exemption therefrom.

Section 5.07       Information. The Holder has been furnished by the Corporation all information (or provided access to all information) regarding the business and financial condition of the Corporation, its expected plans for future business activities, the attributes of the Securities, and the merits and risks of an investment in such Securities which it has requested or otherwise needs to evaluate the investment in such Securities; that in making the proposed investment decision, the Holder is relying solely on such information, the representations, warranties and agreements of the Corporation contained herein and on investigations made by it and its representatives; that the offer to sell the Securities hereunder was communicated to the Holder in such a manner that it was able to ask questions of and receive answers from the management of the Corporation concerning the terms and conditions of the proposed transaction and that at no time was it presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general or public advertising or solicitation; and the Holder recognizes that an investment in the Securities involves risks and can result in a total loss of all funds invested.

Section 5.08       Non-Reliance. Notwithstanding anything in this Purchase Right to the contrary, the Holder hereby acknowledges that the Corporation may possess material non-public information with respect to the Corporation and/or its securities not known to the Holder as of the date hereof or at a time when the Holder exercises its right to purchase Purchase Right Shares pursuant to this Purchase Right and that any such information may impact the value of the Purchase Right and the Purchase Right Shares. The Holder irrevocably waives any claim, or potential claim, that it may have based on the failure of the Corporation or its Affiliates, officers, directors, employees, agents or other representatives to disclose such information in connection with the execution and delivery of this Purchase Right or the purchase of Purchase Right Shares hereunder; provided, however, notwithstanding anything in this Section 5.08 or otherwise to the contrary, the Holder does not and shall not be deemed to have waived or otherwise compromised any rights or claims based upon or arising out of (i) the Corporation’s disclosure obligations under the federal securities laws with respect to any untrue statement of a material fact or omission to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading in any public statement or filing made by the Corporation pursuant to the Securities Exchange Act of 1934, as amended, or (ii) any breach or inaccuracy of any representation or warranty of the Corporation in this Purchase Right or the Loan Agreement. The Holder acknowledges that the Corporation would not enter into this Purchase Right in the absence of the agreements set forth in this Section 5.08.

Article 6
OTHER AGREEMENTS

Section 6.01       Notice of Adjustment. Upon any adjustment of the number of Purchase Right Shares subject to a Purchase Right and the Exercise Price pursuant to Article 4 hereof, the Corporation shall promptly thereafter cause to be given to the Holder written notice of such adjustments. Where appropriate, such notice may be given in advance. Such notice shall be delivered in accordance with Section 6.08 and shall state (a) the event giving rise to the adjustment, (b) the effective date of the adjustment and (c) the adjustment to the number of Purchase Right Shares subject to this Purchase Right and the adjusted Exercise Price pursuant to Article 4 hereof.

Section 6.02       Transfer of Purchase Right and Purchase Right Shares.

(a)               The Holder may not sell, transfer, assign, pledge, hypothecate, mortgage, dispose of or in any way encumber (“Transfer”) this Purchase Right (or any portion thereof) to another Person; provided that, the Holder may Transfer this Purchase Right (in whole but not in part) to any of the Holder’s Affiliates (the “Successor Affiliate”) if such Successor Affiliate expressly assumes and agrees to succeed to, in writing reasonably satisfactory to the Corporation, all the rights and obligations of the Holder, including the restrictions in this clause (a), under this Purchase Right. Except as permitted pursuant to the immediately foregoing sentence, any Transfer of this Purchase Right shall be void ab initio.

(b)               The Holder will not, and will not permit its Affiliates to, Transfer, directly or indirectly, any Purchase Right Shares for a period of three (3) years from the time the Holder acquires such Purchase Right Shares by exercising this Purchase Right (the “Lock-Up Period”); provided that, the Holder may Transfer any Purchase Right Shares to any of the Holder’s Affiliates if such Affiliate agrees in writing reasonably satisfactory to the Corporation to be bound by transfer restrictions in this clause (b) for the duration of the Lock-Up Period. The foregoing restriction is expressly agreed to preclude the Holder and its Affiliates from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of Purchase Right Shares.

Section 6.03       Standstill.

(a)               The Holder agrees that until the earlier of (i) the date on which the Holder purchases all of the Purchase Right Shares or (ii) the Expiration Time (the “Standstill Period”), the Holder will not, and will not direct its Affiliates to:

(i)                 acquire, or offer, propose or agree to acquire, (A) any voting securities issued by the Corporation, (B) any rights or options to acquire, or securities convertible into or exchangeable or exercisable for, any such securities or (C) any contracts or instruments in any way related to the acquisition, or price, of any such securities (whether beneficially, constructively or synthetically through any derivative or trading position or otherwise);

(ii)              participate in any solicitation of proxies, or seek to advise or influence the vote of any person, regarding any voting securities of the Corporation, or call or seek to call a meeting of the Corporation’s stockholders or of any unitholders of the Corporation or its subsidiaries, or initiate any proposal for action by the Corporation’s stockholders or by unitholders of the Corporation, or seek election to or to place a representative on the Corporation’s Board or seek the removal of any of the directors on the Corporation’s Board;

(iii)            make any public announcement of, or engage, or offer, propose or agree to engage, in any extraordinary transaction involving the Corporation or its voting securities;

(iv)             form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with unaffiliated persons with respect to any voting securities of the Corporation or otherwise in connection with any of the actions prohibited by this Section 6.03(a);

(v)               advise, assist, encourage, finance or invest in, or (except to the extent solely among the Corporation and its Affiliates) enter into any discussions, negotiations, or understandings with, any person in connection with any of the matters described in this Section 6.03(a);

(vi)             disclose any plan, intention or proposal to do any of the matters described in this Section 6.03(a);

(vii)          seek or propose to control or influence the Corporation’s management, Board or policies;

(viii)        make any communications with the Corporation that reasonably could be expected to require the Corporation to make any public announcement regarding the possibility of any of the matters described in this Section 6.03(a); or

(ix)             contest the validity or enforceability of this Section 6.03(a).

(b)               Nothing in Section 6.03(a) shall be deemed to prevent or restrict:

(i)                 the Holder from exercising this Purchase Right to acquire Purchase Right Shares;

(ii)              the Holder (or its Affiliates) from exercising any of its rights under the Loan Agreement;

(iii)            the Holder or its Affiliates from acquiring any securities of the Corporation due to any stock combination, stock dividend or other similar recapitalization of the Corporation;

(iv)             the Holder or any of its Affiliates from purchasing up to 5% of any non-voting securities, bank debt or loans issued by the Corporation or any of its Affiliates;

(v)               the Holder’s Affiliates that operate businesses within the financial services industry from engaging, in the ordinary course of business, in brokerage, asset management, trust, underwriting, market making and other similar ordinary course financial services business activities involving securities of the Corporation, so long as those Affiliates comply with the other provisions of this Section 6.03;

(vi)             any actions of any Holder Party; provided that such Holder Party is not acting on the Holder’s behalf or instruction or encouragement in contravention of any term of this Section 6.03; or

(vii)          the Holder or any of its Affiliates from, at the invitation of the Corporation, making any proposals to the Corporation’s Board or disclosing the terms of such permitted proposals as required by law.

Section 6.04       Holder Not Deemed a Stockholder; Limitations on Liability. This Purchase Right does not confer upon the Holder any right to vote or receive dividends or confer upon the Holder any of the rights of stockholders of the Corporation. The Holder acknowledges that the Corporation’s certificate of incorporation stipulates that, subject to the exceptions and the constructive ownership rules described therein, no person may own, or be deemed to own, in excess of (i) 9.8% in value of the outstanding shares of all classes or series of the Corporation’s capital stock or (ii) 9.8% in value or number (whichever is more restrictive) of the outstanding shares of any class of the Corporation’s common stock, or such other percentage determined by the Corporation’s Board in accordance with the Corporation’s certificate of incorporation.

Section 6.05       Agreement to Comply with the Securities Act; Legend. The Holder, by acceptance of this Purchase Right, agrees to comply in all respects with the provisions of this Section 6.05 and the restrictive legend requirements set forth on the face of this Purchase Right and further agrees that the Holder shall not offer, sell, assign, transfer, pledge or otherwise dispose of this Purchase Right or any Purchase Right Shares to be issued upon exercise hereof except, in the case of any Purchase Right Shares, as permitted by Section 6.02 and under circumstances that will not result in a violation of the Securities Act. All Purchase Right Shares issued upon exercise of this Purchase Right (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OR OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, SUCH SECURITIES MAY ONLY BE TRANSFERRED IF THE TRANSFER AGENT FOR SUCH SECURITIES HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.”

Section 6.06       Purchase Right Register. The Corporation shall keep and properly maintain at its principal executive offices books for the registration of this Purchase Right and any exercises thereof (the “Purchase Right Register”).

Section 6.07       Other Cooperation. If required, the Company will, in consultation and cooperation with the Holder, file or submit, and assist the Holder with any filing, submission or notification it makes, in connection with the exercise of this Purchase Right with or to any governmental entity any filing, report or notification necessary or advisable in connection with any antitrust, competition or merger control law applicable to such exercise and cooperate with the Holder, to obtain as promptly as practicable all approvals, authorizations, terminations or expiration of applicable periods and clearances in connection therewith. If any such approval, authorization, termination or clearance is required to permit the Holder to purchase any Purchase Right Shares for which an Exercise Certificate has been delivered to the Corporation but has not been obtained by the Expiration Time, the “Expiration Time” shall be deemed to be extended until such approval, authorization or clearance has been obtained, or termination or expiration of any applicable waiting period has occurred.

Section 6.08       Notices. Any notices or other communications required or permitted hereunder will be deemed to have been properly given and delivered if in writing by such Party or its legal representative and delivered personally or sent by email or nationally recognized overnight courier service guaranteeing overnight delivery, addressed as follows:

If to the Corporation:                                      Ladder Capital Corp

345 Park Avenue, 8th Floor

New York, NY 10154

Attention: Chief Administrative Officer & General Counsel
Email: kelly.porcella@laddercapital.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Joshua N. Korff, P.C.

Email: joshua.korff@kirkland.com

If to the Holder:                                              Beaverhead Capital, LLC

c/o Koch Real Estate Investments, LLC

2300 N. Field Street, Suite 1675

Dallas, TX 75201

Attention: Jake Francis

Email: jake.francis@kochind.com

with a copy to (which shall not constitute notice):

Koch Companies Public Sector, LLC
4111 East 37th Street North
Wichita, KS 67220
Attention: Jennifer Curfman
Email: jennifer.curfman@kochps.com

and

Jones Day
77 West Wacker, Suite 3500
Chicago, Illinois 60601-1692
Attention: John M. Rafkin
Email: jrafkin@jonesday.com

Unless otherwise specified herein, such notices or other communications will be deemed given: (a) on the date delivered, if delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; and (c) on the date delivered, if delivered by email during business hours (or one Business Day after the date of delivery if delivered after 5:00 p.m. in the place of receipt). Each of the Parties will be entitled to specify a different address by delivering notice as aforesaid to the other Party hereto.

Section 6.09       Entire Agreement. This Purchase Right is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Purchase Right supersedes all prior agreements and understandings between the Parties with respect to such subject matter hereof.

Section 6.10       Assignment by the Corporation. The Corporation may not, without the prior written consent of the Holder, sell, transfer (by operation of law or otherwise, except in connection with a Fundamental Transaction in compliance herewith) or assign this Purchase Right or any of its rights or obligations hereunder.

Section 6.11       No Third-Party Beneficiaries. This Purchase Right is for the sole benefit of the Corporation and the Holder and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Purchase Right.

Section 6.12        Headings. The headings in this Purchase Right are for reference only and shall not affect the interpretation of this Purchase Right.

Section 6.13        Amendment and Modification; Waiver. Except as otherwise provided herein, this Purchase Right may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by the Corporation or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Purchase Right shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.14       Severability. If any term or provision of this Purchase Right is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Purchase Right or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 6.15       Governing Law. This Purchase Right shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 6.16       Submission to Jurisdiction. To the fullest extent permitted by law, each Party hereby consents irrevocably to personal jurisdiction, service and venue in connection with any claim arising out of this Purchase Right or the transactions contemplated hereby, in the courts of the State of New York located in New York County, New York and in the federal courts in the Southern District of New York. Service of process, summons, notice or other document by certified or registered mail to such Party’s address for receipt of notices pursuant to Section 6.08 shall be effective service of process for any suit, action or other proceeding brought in any such court. To the fullest extent permitted by law, each Party hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue or any such suit, legal action or proceeding in such courts and hereby further waives any claim that any suit, legal action or proceeding brought in such courts has been brought in an inconvenient forum.

Section 6.17       Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Purchase Right is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Purchase Right or the transactions contemplated hereby.

Section 6.18       Remedies. The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Purchase Right and that each Party, in its sole discretion, may apply to any court of law or equity of competent jurisdiction for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Purchase Right.

Section 6.19       Counterparts. This Purchase Right may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Purchase Right delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Purchase Right.

Section 6.20       No Strict Construction. This Purchase Right shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

[Signature pages follow]

IN WITNESS WHEREOF, the Corporation has duly executed this Purchase Right as of the date first set forth above.

LADDER CAPITAL CORP

By:	s/ Kelly Porcella
Name:	Kelly Porcella
Title:	Chief Administrative Officer & General Counsel

SIGNATURE PAGE TO PURCHASE RIGHT

Accepted and agreed by:

BEAVERHEAD CAPITAL, LLC

By:	/s/ Jake Francis
Name:	Jake Francis
Title:	Vice President

SIGNATURE PAGE TO PURCHASE RIGHT

EXHIBIT A

LADDER CAPITAL CORP
PURCHASE RIGHT EXERCISE CERTIFICATE

TO LADDER CAPITAL CORP:

As of the date hereof, the undersigned Holder has the right under the Purchase Right Agreement, dated as of April 30, 2020, by Ladder Capital Corp, a Delaware corporation, and Beaverhead Capital, LLC (the “Purchase Right”) to purchase up to ______________________ Purchase Right Shares.

Upon payment of the applicable Aggregate Exercise Price and any applicable withholding tax, the undersigned Holder hereby irrevocably elects to exercise its right represented by the Purchase Right to purchase _____________________________Purchase Right Shares, and requests that the Purchase Right Shares be issued in the following name:

Name

Address

Federal Tax Identification or Social Security No.

and, if the number of Purchase Right Shares shall not be all the Purchase Right Shares purchasable by the undersigned Holder upon exercise of the Purchase Right, that the Corporation make appropriate notation in the Purchase Right Register to reflect the Purchase Right Shares that remain subject to purchase upon exercise of the Purchase Right after giving effect to this Purchase Right Exercise Certificate.

Capitalized terms used herein and not otherwise defined herein have the meaning given to such terms in the Purchase Right.

* * * * * * *

Sincerely,

BEAVERHEAD CAPITAL, LLC

By:
Name:
Title: